Exhibit 10.18

AGREEMENT

Effective As Of September 1, 2001

by and between

D&E SYSTEMS, INC.

And

VERIZON NORTH INC.,

f/k/a GTE NORTH INCORPORATED

FOR THE COMMONWEALTH

OF PENNSYLVANIA

TABLE OF CONTENTS

AGREEMENT		1

1.	The Agreement	1

2.	Term and Termination	1

3.	Glossary and Attachments	2

4.	Applicable Law	2

5.	Assignment	3

6.	Assurance of Payment	3

7.	Audits	4

8.	Authorization	5

9.	Billing and Payment; Disputed Amounts	5

10.	Confidentiality	6

11.	Counterparts	8

12.	Default	8

13.	Discontinuance of Service by D&E	8

14.	Dispute Resolution	9

15.	Force Majeure	9

16.	Forecasts	10

17.	Fraud	10

18.	Good Faith Performance	10

19.	Headings	10

20.	Indemnification	10

21.	Insurance	12

22.	Intellectual Property	13

23.	Joint Work Product	14

24.	Law Enforcement.	14

25.	Liability	15

26.	Network Management	16

i

27.	Non-Exclusive Remedies	17

28.	Notice of Network Changes	17

29.	Notices	17

30.	Ordering and Maintenance	18

31.	Performance Standards	18

32.	Point of Contact for D&E Customers	19

33.	Predecessor Agreements	19

34.	Publicity and Use of Trademarks or Service Marks	19

35.	References	20

36.	Relationship of the Parties	20

37.	Reservation of Rights	21

38.	Subcontractors	21

39.	Successors and Assigns	21

40.	Survival	21

41.	Taxes	22

42.	Technology Upgrades	24

43.	Territory	24

44.	Third Party Beneficiaries	24

45.	251 and 271 Requirements	24

46.	252(i) Obligations	24

47.	Use of Service	25

48.	Waiver	25

49.	Warranties	25

50.	Withdrawal of Services	25

GLOSSARY		28

1 .	General Rue	28

2.	Definitions	28

ADDITIONAL SERVICES ATTACHMENT		42

1.	Alternate Billed Calls	42

2.	Dialing Parity - Section 251 (b)(3)	42

3.	Directory Assistance (DA) and Operator Services	42

4.	Directory Listing and Directory Distribution	42

5.	Information Services Traffic	44

6.	Intercept and Referral Announcements	45

7.	Originating Line Number Screening (OLNS)	46

8.	Operations Support Systems (OSS)	46

9.	Poles, Ducts, Conduits and Rights-of-Way	52

10.	Telephone Numbers	52

INTERCONNECTION ATTACHMENT		54

1.	General	54

2.	Points of Interconnection (POI) and Trunk Types	54

3.	Alternative Interconnection Arrangements	59

4.	Initiating Interconnection	59

5.	Transmission and Routing of Telephone Exchange Service Traffic	59

6.	Traffic Measurement and Billing over Interconnection Trunks	60

7.	Reciprocal Compensation Arrangements Pursuant to Section 251 (b)(5) of the Act	61

8.	Other Types of Traffic	64

9.	Transmission and Routing of Exchange Access Traffic	65

10.	Meet-Point Billing Arrangements	66

11.	Toll Free Service Access Code (e.g.,800/888/877) Traffic	69

12.	Tandem Transit Traffic	70

13.	Number Resources, Rate Centers and Routing Points	71

14.	Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair	72

15.	Number Portability – Section 251(B)(2)

RESALE ATTACHMENT		78

1.	General	78

2.	Use of Verizon Telecommunications Services	78

3.	Availability of Verizon Telecommunications Services	79

4.	Responsibility for Charges	79

5.	Operations Matters	79

UNBUNDLED NETWORK ELEMENTS (UNEs) ATTACHMENT		81

1.	General	81

2.	Verizon’s Provision of UNEs	82

3.	Loop Transmission Types	83

4.	Line Sharing	89

5.	Line Splitting	95

6.	Sub-Loop	95

7.	Inside Wire	98

8.	Dark Fiber	99

9.	Network Interface Device	102

10.	Unbundled Switching Elements	103

11.	Unbundled Interoffice Facilities	104

12.	Signaling Networks and Call-Related Databases	104

13.	Operations Support Systems	106

14.	Availability of Other UNEs on an Unbundled Basis	106

15.	Maintenance of UNEs	107

16.	Rates and Charges	107

17.	Combinations	107

COLLOCATION ATTACHMENT		109

1.	Verizon’s Provision of Collocation	109

2.	D&E’s Provision of Collocation	109

911 ATTACHMENT		110

1.	911/E-911 Arrangements	110

2.	Electronic Interface	110

3.	911 Interconnection	111

4.	911 Facilities	111

5.	Local Number Portability for use with 911	111

6.	PSAP Coordination	111

7.	911 Compensation	111

8.	911 Rules and Regulations	111

PRICING ATTACHMENT		112

1.	General	112

2.	Verizon Telecommunications Services Provided to D&E for Resale Pursuant to the Resale Attachment	112

3.	D&E Prices	114

4.	Section 271	114

5.	Regulatory Review of Prices	114

APPENDIX A TO THE PRICING ATTACHMENT		115

v

AGREEMENT

PREFACE

This Agreement (“Agreement”) is effective as of September 1, 2001 (the “Effective Date”), between D&E Systems. Inc., (D&E), a corporation organized under the laws of the State of Delaware, with offices at 124 East Main Street, P.O. Box 458, Ephrata, Pennsylvania 17522-0458 and Verizon North Inc., f/k/a GTE North Incorporated (“Verizon”), a corporation organized under the laws of the State of Wisconsin with offices at 1717 Arch Street. Philadelphia, Pennsylvania 19103.

In consideration of the mutual promises contained in this Agreement, and intending to be legally bound, Verizon and D&E hereby agree as follows:

1.	The Agreement

1.1	This Agreement includes: (a) the Principal Document: (b) the Tariffs of each Party applicable to the Services that are offered for sale by it in the Principal Document (which Tariffs are incorporated and made a part hereof this Agreement by reference); and, (c) an Order by a Party that has been accepted by the other Party.

1.2	Conflicts among provisions in the Principal Document, Tariffs, and an Order by a Party which has been accepted by the other Party, shall be resolved in accordance with the following order of precedence, where the document identified in subsection “(a)” shall have the highest precedence: (a) the Principal Document; (b) the Tariffs: and, (c) an Order by a Party that has been accepted by the other Party. The fact that a provision appears in the Principal Document but not in a Tariff, or in a Tariff but not in the Principal Document, shall not be interpreted as, or deemed grounds for finding, a conflict for the purposes of this Section 1.2.

1.3	This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and supersedes any prior or contemporaneous agreement, understanding, or representation, on the subject matter hereof. Except as otherwise provisioned in the Principal Document, the Principal Document may not be waived or modified except by a written document that is signed by the Parties. Subject to the requirements of Applicable Law. a Party shall have the right to add, modify, or withdraw, its Tariff(s) at any time. without the consent of, or notice to, the other Party.

2.	Term and Termination

2.1	This Agreement shall be effective as of the Effective Date and, unless cancelled or terminated earlier in accordance with the terms hereof, shall continue in effect until September 1, 2003 (the “Initial Term”). Thereafter, this Agreement shall continue in force and effect unless and until cancelled or terminated as provided in this Agreement.

2.2	Either D&E or Verizon may terminate this Agreement effective upon the expiration of the Initial Term or effective upon any date after expiration of the Initial Term by providing written notice of termination at least ninety (90) days in advance of the date of termination.

2.3	If either D&E or Verizon provides notice of termination pursuant to Section 2.2 and on or before the proposed date of termination either D&E or Verizon has requested negotiation of a new interconnection agreement, unless this Agreement is cancelled or terminated earlier in accordance with the terms hereof (including, but not limited to, pursuant to Section 12), this Agreement shall remain in effect until the earlier of: (a) the effective date of a new interconnection agreement between D&E and Verizon; or, (b) the date one (1) year after the proposed date of termination.

2.4	If either D&E or Verizon provides notice of termination pursuant to Section 2.2 and by 11:59 PM Eastern Time on the proposed date of termination neither D&E nor Verizon has requested negotiation of a new interconnection agreement, (a) this Agreement will terminate at 11:59 PM Eastern Time on the proposed date of termination, and (b) the Services being provided under this Agreement at the time of termination will be terminated, except to the extent that the Purchasing Party has requested that such Services continue to be provided pursuant to an applicable Tariff or SGAT.

3.	Glossary and Attachments

The Glossary and the following Attachments are a part of this Agreement:

Additional Services Attachment

Interconnection Attachment

Resale Attachment

UNE Attachment

Collocation Attachment

911 Attachment

Pricing Attachment

4.	Applicable Law

4.1	The construction, interpretation and performance of this Agreement shall be governed by (a) the laws of the United States of America and (b) the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws rules. All disputes relating to this Agreement shall be resolved through the application of such laws.

4.2	Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement.

4.3	Neither Party shall be liable for any delay or failure in performance by it that results from requirements of Applicable Law, or acts or failures to act of any governmental entity or official.

4.4	Each Party shall promptly notify the other Party in writing of any governmental action that limits, suspends, cancels, withdraws, or otherwise materially affects, the notifying Party’s ability to perform its obligations under this Agreement.

4.5	If any provision of this Agreement shall be invalid or unenforceable under Applicable Law, such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Agreement, and this Agreement shall be construed as if it did not contain such invalid or unenforceable provision; provided, that if the invalid or unenforceable provision is a material provision of this Agreement, or the invalidity or unenforceability materially affects the rights or obligations of a Party hereunder or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.

4.6	If any legislative, regulatory, judicial or other governmental decision, order, determination or action, or any change in Applicable Law, materially affects any material provision of this Agreement, the rights or obligations of a Party hereunder, or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.

4.7	Notwithstanding anything in this Agreement to the contrary, if, as a result of any legislative, judicial, regulatory or other governmental decision, order, determination or action, or any change in Applicable Law. Verizon is not required by Applicable Law to provide any Service, payment or benefit, otherwise required to be provided to D&E hereunder, then Verizon may discontinue the provision of any such Service, payment or benefit, and D&E shall reimburse Verizon for any payment previously made by Verizon to D&E that was not required by Applicable Law. Verizon will provide thirty (30) days prior written notice to D&E of any such discontinuance of a Service, unless a different notice period or different conditions are specified in this Agreement (including, but not limited to, in an applicable Tariff) or Applicable Law for termination of such Service in which event such specified period and/or conditions shall apply.

5.	Assignment

Neither Party may assign this Agreement or any right or interest under this Agreement. nor delegate any obligation under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or delegation in violation of this Section 5 shall be void and ineffective and constitute default of this Agreement.

6.	Assurance of Payment

6.1	Upon request by Verizon, D&E shall provide to Verizon adequate assurance of payment of amounts due (or to become due) to Verizon hereunder.

6.2	Assurance of payment of charges may be requested by Verizon if D&E (a) in Verizon’s reasonable judgment, at the Effective Date or at any time thereafter, does not have established credit with Verizon, (b) in Verizon’s reasonable judgment, at the Effective Date or at any time thereafter, is unable to demonstrate that it is creditworthy, (c) fails to timely pay a bill rendered to D&E by Verizon, or (d) admits its inability to pay its debts as such debts become due, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding.

6.3	Unless otherwise agreed by the Parties, the assurance of payment shall, at Verizon’s option, consist of (a) a cash security deposit in U.S. dollars held by Verizon or (b) an unconditional, irrevocable standby letter of credit naming

Verizon as the beneficiary thereof and otherwise in form and substance satisfactory to Verizon from a financial institution acceptable to Verizon. The cash security deposit or letter of credit shall be in an amount equal to two (2) months anticipated charges (including, but not limited to, both recurring and nonrecurring charges), as reasonably determined by Verizon, for the Services to be provided by Verizon to D&E in connection with this Agreement.

6.4	To the extent that Verizon elects to require a cash deposit, the Parties intend that the provision of such deposit shall constitute the grant of a security interest in the deposit pursuant to Article 9 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

6.5	If payment of interest on a cash deposit is required by an applicable Verizon Tariff or by Applicable Law, interest will be paid on any such cash deposit held by Verizon at the higher of the interest rate stated in such Tariff or the interest rate required by Applicable Law.

6.6	Verizon may (but is not obligated to) draw on the letter of credit or cash deposit, as applicable, upon notice to D&E in respect of any amounts to be paid by D&E hereunder that are not paid within thirty (30) days of the date that payment of such amounts is required by this Agreement.

6.7	If Verizon draws on the letter of credit or cash deposit, upon request by Verizon, D&E shall provide a replacement or supplemental letter of credit or cash deposit conforming to the requirements of Section 6.2.

6.8	Notwithstanding anything else set forth in this Agreement, if Verizon makes a request for assurance of payment in accordance with the terms of this Section, then Verizon shall have no obligation thereafter to perform under this Agreement until such time as D&E has provided Verizon with such assurance of payment.

6.9	The fact that a deposit or a letter of credit is requested by Verizon hereunder shall in no way relieve D&E from compliance with the requirements of this Agreement (including, but not limited to, any applicable Tariffs) as to advance payments and payment for Services, nor constitute a waiver or modification of the terms herein pertaining to the discontinuance of Services for nonpayment of any amounts payment of which is required by this Agreement.

7.	Audits

7.1	Except as may be otherwise specifically provided in this Agreement, either Party (“Auditing Party.) may audit the other Party’s (“Audited Party”) books, records, documents, facilities and systems for the purpose of evaluating the accuracy of the Audited Party’s bills. Such audits may be performed once in each Calendar Year; provided, however, that audits may be conducted more frequently (but no more frequently than once in each Calendar Quarter) if the immediately preceding audit found previously uncorrected net inaccuracies in billing in favor of the Audited Party having an aggregate value of at least $1,000,000.

7.2	The audit shall be performed by independent certified public accountants selected and paid by the Auditing Party. The accountants shall be reasonably acceptable to the Audited Party. Prior to commencing the audit, the accountants shall execute an agreement with the Audited Party in a form reasonably acceptable to the Audited Party that protects the confidentiality of the information disclosed by the Audited Party to the accountants. The audit shall take place at a time and place agreed upon by the Parties; provided, that the Auditing Party may require that the audit commence no later than sixty (60) days after the Auditing Party has given notice of the audit to the Audited Party.

7.3	Each Party shall cooperate fully in any such audit, providing reasonable access to any and all employees, books, records, documents, facilities and systems, reasonably necessary to assess the accuracy of the Audited Party’s bills.

7.4	Audits shall be performed at the Auditing Party’s expense, provided that there shall be no charge for reasonable access to the Audited Party’s employees, books, records, documents, facilities and systems necessary to assess the accuracy of the Audited Party’s bills.

8.	Authorization

8.1	Verizon represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.2	D&E represents and warrants that it is a corporation duly organized in the State of Delaware, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and operating under a Certificate of Public Necessity and Convenience issued by the PA Public Utility Commission, with offices at 124 East Main Street, Ephrata, PA 17522, and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.3	D&E Certification

Notwithstanding any other provision of this Agreement, Verizon shall have no obligation to perform under this Agreement until such time as D&E has obtained such FCC and Commission authorization as may be required by Applicable Law for conducting business in Pennsylvania. D&E shall not place any orders under this Agreement until it has obtained such authorization. D&E shall provide proof of such authorization to Verizon upon request.

9.	Billing and Payment; Disputed Amounts

9.1	Except as otherwise provided in this Agreement, each Party shall submit to the other Party on a monthly basis in an itemized form, statement(s) of charges incurred by the other Party under this Agreement.

9.2	Except as otherwise provided in this Agreement, payment of amounts billed for Services provided under this Agreement, whether billed on a monthly basis or as otherwise provided in this Agreement. shall be due, in immediately available U.S. funds, on the later of the following dates (the “Due Date”): (a) the due date specified on the billing Party’s statement; or, (b) twenty (20) days after the date the statement is received by the billed Party. Payments shall be transmitted by electronic funds transfer.

9.3	If any portion of an amount billed by a Party under this Agreement is subject to a good faith dispute between the Parties, the billed Party shall give notice to the billing Party of the amounts it disputes (“Disputed Amounts”) and include in such notice the specific details and reasons for disputing each item. A Party may also dispute prospectively with a single notice a class of charges that it disputes. Notice of a dispute may be given by a Party at any time, either before or after an amount is paid, and a Party’s payment of an amount shall not constitute a waiver of such Party’s right to subsequently dispute its obligation to pay such amount or to seek a refund of any amount paid. The billed Party shall pay by the Due Date all undisputed amounts. Billing disputes shall be subject to the terms of Section 14, Dispute Resolution.

9.4	Charges due to the billing Party that are not paid by the Due Date. shall be subject to a late payment charge. The late payment charge shall be in an amount specified by the billing Party which shall not exceed a rate of one-and-one-half percent (1.5%) of the overdue amount (including any unpaid previously billed late payment charges) per month.

9.5	Although it is the intent of both Parties to submit timely statements of charges, failure by either Party to present statements to the other Party in a timely manner shall not constitute a breach or default, or a waiver of the right to payment of the incurred charges, by the billing Party under this Agreement, and, except for assertion of a provision of Applicable Law that limits the period in which a suit or other proceeding can be brought before a court or other governmental entity of appropriate jurisdiction to collect amounts due, the billed Party shall not be entitled to dispute the billing Party’s statement(s} based on the billing Party’s failure to submit them in a timely fashion.

10.	Confidentiality

10.1	As used in this Section 10, “Confidential Information” means the following information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with, or anticipation of, this Agreement:

10.1.1	Books, records, documents and other information disclosed in an audit pursuant to Section 7;

10.1.2	Any forecasting information provided pursuant to this Agreement.

10.1.3	Customer Information (except to the extent that (a) the Customer information is published in a directory, (b) the Customer information is disclosed through or in the course of furnishing a Telecommunications Service, such as a Directory Assistance Service, Operator Service, Caller ID or similar service, or LlDB service, or, ( c) the Customer to whom the Customer Information is related has authorized the Receiving Party to use and/or disclose the Customer Information);

10.1.3.1	information related to specific facilities or equipment (including, but not limited to, cable and pair information);

10.1.3.2	any information that is in written, graphic, electromagnetic, or other tangible form, and marked at the time of disclosure as “Confidential” or “Proprietary;” and

10.1.3.3	any information that is communicated orally or visually and declared to the Receiving Party at the time of disclosure, and by written notice with a statement of the information given to the Receiving Party within ten (10) days after disclosure, to be “Confidential or “Proprietary”.

Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information which the other Party has identified as Confidential Information pursuant to Sections 10.1.3.1 or 10.1.3.2.

10.2	Except as otherwise provided in this Agreement, the Receiving Party shall:

10.2.1	use the Confidential Information received from the Disclosing Party only in performance of this Agreement; and,

10.2.2	using the same degree of care that it uses with similar confidential information of its own (but in no case a degree of care that is less than commercially reasonable), hold Confidential Information received from the Disclosing Party in confidence and restrict disclosure of the Confidential Information solely to those of the Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, that have a need to receive such Confidential Information in order to perform the Receiving Party’s obligations under this Agreement. The Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, shall be required by the Receiving Party to comply with the provisions of this Section 10 in the same manner as the Receiving Party. The Receiving Party shall be liable for any failure of the Receiving Party’s Affiliates or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates, to comply with the provisions of this Section 10.

10.3	The Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party, including any copies made by the Receiving Party, within thirty (30) days after a written request by the Disclosing Party is delivered to the Receiving Party, except for (a) Confidential Information that the Receiving Party reasonably requires to perform its obligations under this Agreement. and (b) one copy for archival purposes only.

10.4	Unless otherwise agreed. the obligations of Sections 10.2 and 10.3 do not apply to information that:

10.4.1	was, at the time of receipt, already in the possession of or known to the Receiving Party free of any obligation of confidentiality and restriction on use;

10.4.2	is or becomes publicly available or known through no wrongful act of the Receiving Party, the Receiving Party’s Affiliates, or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates;

10.4.3	is rightfully received from a third person having no direct or indirect obligation of confidentiality or restriction on use to the Disclosing Party with respect to such information;

10.4.4	is independently developed by the Receiving Party;

10.4.5	is approved for disclosure or use by written authorization of the Disclosing Party (including, but not limited to, in this Agreement); or

10.4.6	is required to be disclosed by the Receiving Party pursuant to Applicable Law, provided that the Receiving Party shall have made commercially reasonable efforts to give adequate notice of the requirement to the Disclosing Party in order to enable the Disclosing Party to seek protective arrangements.

10.5	Notwithstanding the provisions of Sections 10.1 through 10.4, the Receiving Party may use and disclose Confidential Information received from the Disclosing Party to the extent necessary to enforce the Receiving Party’s rights under this Agreement or Applicable Law. In making any such disclosure, the Receiving Party shall make reasonable efforts to preserve the confidentiality and restrict the use of the Confidential Information while it is in the possession of any person to whom it is disclosed, including, but not limited to, by requesting any governmental entity to whom the Confidential Information is disclosed to treat it as confidential and restrict its use to purposes related to the proceeding pending before it.

10.6	The Disclosing Party shall retain all of the Disclosing Party’s right, title and interest in any Confidential Information disclosed by the Disclosing Party to the Receiving Party. Except as otherwise expressly provided in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including, but not limited to, under any patent, trademark or copyright), nor is any such license to be implied solely by virtue of the disclosure of Confidential Information.

10.7	The provisions of this Section 10 shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to the use, or protection of the confidentiality of, CPNI provided by Applicable Law.

10.8	Each Party’s obligations under this Section 10 shall survive expiration, cancellation or termination of this Agreement.

11.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.	Default

If either Party (“Defaulting Party”) fails to make a payment required by this Agreement (including, but not limited to, any payment required by Section 9.3 of undisputed amounts to the billing Party) or materially breaches any other material provision of this Agreement, and such failure or breach continues for thirty (30) days after written notice thereof from the other Party, the other Party may, by written notice to the Defaulting Party, (a) suspend the provision of any or all services hereunder, or (b) cancel this Agreement and terminate the provision of all Services hereunder.

13.	Discontinuance of Service by D&E

13.1	If D&E proposes to discontinue, or actually discontinues, its provision of service to all or substantially all of its Customers, whether voluntarily, as a result of bankruptcy, or for any other reason, D&E shall send written notice of such discontinuance to Verizon, the Commission, and each of D&E’s Customers.

D&E shall provide such notice such number of days in advance of discontinuance of its service as shall be required by Applicable Law. Unless the period for advance notice of discontinuance of service required by Applicable Law is more than thirty (30) days, to the extent commercially feasible, D&E shall send such notice at least thirty (30) days prior to its discontinuance of service.

13.2	Such notice must advise each D&E Customer that unless action is taken by the D&E Customer to switch to a different carrier prior to D&E’s proposed discontinuance of service, the D&E Customer will be without the service provided by D&E to the D&E Customer.

13.3	Should a D&E Customer subsequently become a Verizon Customer, D&E shall provide Verizon with all information necessary for Verizon to establish service for the D&E Customer, including, but not limited to, the CLEC Customer’s billed name, listed name, service address, and billing address, and the services being provided to the D&E Customer.

13.4	Nothing in this Section 13 shall limit Verizon’s right to cancel or terminate this Agreement or suspend provision of Services under this Agreement.

14.	Dispute Resolution

14.1	Except as otherwise provided in this Agreement, any dispute between the Parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith negotiation between the Parties. To initiate such negotiation, a Party must provide to the other Party written notice of the dispute that includes both a detailed description of the dispute or alleged nonperformance and the name of an individual who will serve as the initiating Party’s representative in the negotiation. The other Party shall have ten business days to designate its own representative in the negotiation. The Parties’ representatives shall meet at least once within 45 days after the date of the initiating Party’s written notice in an attempt to reach a good faith resolution of the dispute. Upon agreement, the Parties’ representatives may utilize other alternative dispute resolution procedures such as private mediation to assist in the negotiations.

14.2	If the Parties have been unable to resolve the dispute within 45 days of the date of the initiating Party’s written notice, either Party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise, including, but not limited to, instituting an appropriate proceeding before the Commission, the FCC, or a court of competent jurisdiction.

15.	Force Majeure

15.1	Neither Party shall be responsible for any delay or failure in performance by it which results from causes beyond its reasonable control (“Force Majeure Events”), whether or not foreseeable by such Party. Such Force Majeure Events include, but are not limited to, adverse weather conditions, flood, fire, explosion, earthquake, volcanic action, power failure, embargo, boycott, war, revolution, civil commotion, act of public enemies, labor unrest (including, but not limited to, strikes, work stoppages, slowdowns, picketing or boycotts), inability to obtain equipment, parts, software or repairs thereof, acts or omissions of the other Party, and acts of God.

15.2	If a Force Majeure Event occurs, the non-performing Party shall give prompt notification of its inability to perform to the other Party. During the period that the non-performing Party is unable to perform, the other Party shall also be excused from performance of its obligations to the extent such obligations are reciprocal to, or depend upon, the performance of the non-performing Party that has been prevented by the Force Majeure Event. The non-performing Party shall use commercially reasonable efforts to avoid or remove the cause(s) of its nonperformance and both Parties shall proceed to perform once the cause(s) are removed or cease.

15.3	Notwithstanding the provisions of Sections 15.1 and 15.2, in no case shall a Force Majeure Event excuse either Party from an obligation to pay money as required by this Agreement.

15.4	Nothing in this Agreement shall require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion, determines appropriate.

16.	Forecasts

In addition to any other forecasts required by this Agreement, upon request by Verizon, D&E shall provide to Verizon forecasts regarding the Services that D&E expects to purchase from Verizon, including, but not limited to, forecasts regarding the types and volumes of Services that D&E expects to purchase and the locations where such Services will be purchased.

17.	Fraud

D&E assumes responsibility for all fraud associated with its Customers and accounts. Verizon shall bear no responsibility for, nor is it required to investigate or make adjustments to D&E’s account in cases of, fraud by D&E’s Customers or other third parties.

18.	Good Faith Performance

The Parties shall act in good faith in their performance of this Agreement. Except as otherwise expressly stated in this Agreement (including, but not limited to, where consent, approval, agreement or a similar action is stated to be within a Party’s sole discretion), where consent, approval, mutual agreement or a similar action is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed.

19.	Headings

The headings used in the Principal Document are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of the Principal Document.

20.	Indemnification

20.1	Each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any and all Claims that arise out of bodily injury to or death of any person. or damage to, or destruction or toss of, tangible real and/or personal property of any person, to the extent such injury, death, damage, destruction or loss was proximately caused by the grossly negligent or intentionally wrongful acts or omissions of the Indemnifying Party, the Indemnifying Party’s Affiliates, or the directors, officers, employees, agents or contractors of the Indemnifying Party or the Indemnifying Party’s Affiliates, in connection with this Agreement.

20.2	Indemnification Process:

20.2.1	As used in this Section 20, “Indemnified Person” means a person whom an Indemnifying Party is obligated to indemnify, defend and/or hold harmless under Section 20.1.

20.2.2	An Indemnifying Party’s obligations under Section 20.1 shall be conditioned upon the following:

20.2.3	The Indemnified Person: (a) shall give the Indemnifying Party notice of the Claim promptly after becoming aware thereof (including a statement of facts known to the Indemnified Person related to the Claim and an estimate of the amount thereof); (b) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim; (c) shall not consent to any settlement or compromise of a Third Party Claim without the written consent of the Indemnifying Party; (d) shall permit the Indemnifying Party to assume the defense of a Third Party Claim (including, except as provided below, the compromise or settlement thereof) at the Indemnifying Party’s own cost and expense, provided, however. that the Indemnified Person shall have the right to approve the Indemnifying party’s choice of legal counsel.

20.2.4	If the Indemnified Person fails to comply with Section 20.2.1 with respect to a Claim, to the extent such failure shall have a material adverse effect upon the Indemnifying Party, the Indemnifying Party shall be relieved of its obligation to indemnify, defend and hold harmless the Indemnified Person with respect to such Claim under this Agreement.

20.2.5	Subject to 20.2.6 and 20.2.7, below, the Indemnifying Party shall have the authority to defend and settle any Third Party Claim.

20.2.6	With respect to any Third Party Claim, the Indemnified Person shall be entitled to participate with the Indemnifying Party in the defense of the Claim if the Claim requests equitable relief or other relief that could affect the rights of the Indemnified Person. In so participating, the Indemnified Person shall be entitled to employ separate counsel for the defense at the Indemnified Person’s expense. The Indemnified Person shall also be entitled to participate, at its own expense, in the defense of any Claim, as to any portion of the Claim as to which it is not entitled to be indemnified, defended and held harmless by the Indemnifying Party.

20.2.7	In no event shall the Indemnifying Party settle a Third Party Claim or consent to any judgment with regard to a Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. In the event the settlement or judgment requires a contribution from or affects the rights of an Indemnified Person, the Indemnified Person shall have the right to refuse such settlement or judgment with respect to itself and, at its own cost and expense, take over the defense against the Third Party Claim, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify or hold harmless the Indemnified Person against, the Third Party Claim for any amount in excess of such refused settlement or judgment.

20.2.8	The Indemnified Person shall, in all cases, assert any and all provisions in applicable Tariffs and Customer contracts that limit liability to third persons as a bar to, or limitation on, any recovery by a third-person claimant.

20.2.9	The Indemnifying Party and the Indemnified Person shall offer each other all reasonable cooperation and assistance in the defense of any Third Party Claim.

20.3	Each Party agrees that it will not implead or bring any action against the other Party, the other Party’s Affiliates, or any of the directors, officers or employees of the other Party or the other Party’s Affiliates, based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by the other Party or the other Party’s Affiliate and that arises out of performance of this Agreement.

20.4	Each Party’s obligations under this Section 20 shall survive expiration, cancellation or termination of this Agreement.

21.	Insurance

21.1	D&E shall maintain during the term of this Agreement and for a period of two years thereafter all insurance and/or bonds required to satisfy its obligations under this Agreement (including, but not limited to, its obligations set forth in Section 20 hereof) and all insurance and/or bonds required by Applicable Law. The insurance and/or bonds shall be obtained from an insurer having an A.M. Best insurance rating of at least A-, financial size category VII or greater. At a minimum and without limiting the foregoing undertaking, D&E shall maintain the following insurance:

21.1.1	Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence.

21.1.2	Motor Vehicle Liability, Comprehensive Form, covering all owned, hired and non-owned vehicles, with limits of at least $2,000,000 combined single limit for each occurrence.

21.1.3	Excess Liability, in the umbrella form, with limits of at least $10,000,000 combined single limit for each occurrence.

21.1.4	Worker’s Compensation Insurance as required by Applicable Law and Employer’s Liability Insurance with limits of not less than $2,000,000 per occurrence.

21.1.5	All risk property insurance on a full replacement cost basis for all of D&E’s real and personal property located at any Collocation site or otherwise located on or in any Verizon premises (whether owned, leased or otherwise occupied by Verizon), facility, equipment or right-of-way.

21.2	Any deductibles, self-insured retentions or loss limits (“Retentions”) for the foregoing insurance must be disclosed on the certificates of insurance to be provided to Verizon pursuant to Sections 21.4 and 21,5, and Verizon reserves the right to reject any such Retentions in its reasonable discretion. All Retentions shall be the responsibility of D&E.

21.3	D&E shall name Verizon, Verizon’s Affiliates and the directors, officers and employees of Verizon and Verizon’s Affiliates, as additional insureds on the foregoing insurance.

21.4	D&E shall, within two (2) weeks of the Effective Date hereof, on a semi-annual basis thereafter, and at such other times as Verizon may reasonably specify, furnish certificates or other proof of the foregoing insurance reasonably acceptable to Verizon, The certificates or other proof of the foregoing insurance shall be sent to: Director -Interconnection Services, Verizon Wholesale Markets, 1095 Avenue of the Americas, Room 1423, New York, NY 10036.

21.5	D&E shall require its contractors, if any, that may enter upon the premises or access the facilities or equipment of Verizon or Verizon’s affiliated companies to maintain insurance in accordance with Sections 21,1 through 21.3 and, if requested, to furnish Verizon certificates or other adequate proof of such insurance acceptable to Verizon in accordance with Section 21.4.

21.6	If D&E or D&E’s contractors fail to maintain insurance as required in Sections 21.1 through 21.5, above, Verizon may purchase such insurance and D&E shall reimburse Verizon for the cost of the Insurance.

21.7	Certificates furnished by D&E or D&E’s contractors shall contain a clause stating: “Verizon North Inc., f/k/a GTE North Incorporated,” shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance.”

22.	Intellectual Property

22.1	Except as expressly stated in this Agreement, this Agreement shall not be construed as granting a license with respect to any patent, copyright, trade name, trademark, service mark, trade secret or any other intellectual property, now or hereafter owned, controlled or licensable by either Party. Except as expressly stated in this Agreement, neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right, of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.

22.2	Except as stated in Section 22.4, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Affiliates or Customers based on or arising from any Third Party Claim alleging or asserting that the provision or use of any service, facility, arrangement, or software by either Party under this Agreement, or the performance of any service or method, either alone or in combination with the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, or misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third person. Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.

22.3	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER’S SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.

22.4	D&E agrees that the Services provided by Verizon hereunder shall be subject to the terms, conditions and restrictions contained in any applicable agreements (including, but not limited to software or other intellectual property license agreements) between Verizon and Verizon’s vendors. Verizon agrees to advise D&E, directly or through a third party, of any such terms, conditions or restrictions that may limit any D&E use of a Service provided by Verizon that is otherwise permitted by this Agreement. At D&E’s written request, to the extent required by Applicable law, Verizon will use Verizon’s best efforts, as commercially practicable, to obtain intellectual property rights from Verizon’s vendor to allow D&E to use the Service in the same manner as Verizon that are coextensive with Verizon’s intellectual property rights, on terms and conditions that are equal in quality to the terms and conditions under which Verizon has obtained Verizon’s intellectual property rights. D&E shall reimburse Verizon for the cost of obtaining such rights.

23.	Joint Work Product

The Principal Document is the joint work product of the Parties, has been negotiated by the Parties, and shall be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences shall be drawn against either Party.

24.	Law Enforcement.

24.1	Each Party may cooperate with law enforcement authorities and national security authorities to the full extent required or permitted by Applicable Law in matters related to Services provided by it under this Agreement, including, but not limited to, the production of records, the establishment of new lines or the installation of new services on an existing line in order to support law enforcement and/or national security operations, and, the installation of wiretaps, trap-and-trace facilities and equipment, and dialed number recording facilities and equipment.

24.2	A Party shall not have the obligation to inform the other Party or the Customers of the other Party of actions taken in cooperating with law enforcement or national security authorities, except to the extent required by Applicable Law.

24.3	Where a law enforcement or national security request relates to the establishment of lines (including, but not limited to, lines established to support interception of communications on other lines), or the installation of other services, facilities or arrangements, a Party may act to prevent the other Party from obtaining access to information concerning such lines, services, facilities and arrangements, through operations support system interfaces.

25.	Liability

25.1	As used in this Section 25, “Service Failure” means a failure to comply with a direction to install, restore or terminate Services under this Agreement, a failure to provide Services under this Agreement, and failures, mistakes, omissions, interruptions, delays, errors, defects or the like, occurring in the course of the provision of any Services under this Agreement.

25.2	Except as otherwise stated in Section 25.5, the liability, if any, of a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, to the other Party, the other Party’s Customers, and to any other person, for Claims arising out of a Service Failure shall not exceed an amount equal to the pro rata applicable monthly charge for the Services that are subject to the Service Failure for the period in which such Service Failure occurs.

25.3	Except as otherwise stated in Section 25.5, a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, shall not be liable to the other Party, the other Party’s Customers, or to any other person, in connection with this Agreement (including, but not limited to, in connection with a Service Failure or any breach, delay or failure in performance, of this Agreement) for special, indirect, incidental, consequential, reliance, exemplary, punitive, or like damages, including, but not limited to. damages for lost revenues, profits or savings, or other commercial or economic loss, even if the person whose liability is excluded by this Section has been advised of the possibility of such damages.

25.4	The limitations and exclusions of liability stated in Sections 25.1 through 25.3 shall apply regardless of the form of a claim or action, whether statutory, in contract, warranty, strict liability, tort (including, but not limited to, negligence of a Party), or otherwise.

25.5	Nothing contained in Sections 25.1 through 25.4 shall exclude or limit liability:

25.5.1	under Sections 20, Indemnification or 41, Taxes.

25.5.2	for any obligation to indemnify, defend and/or hold harmless that a Party may have under this Agreement.

25.5.3	for damages arising out of or resulting from bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, or Toxic or Hazardous Substances, to the extent such damages are otherwise recoverable under Applicable Law;

25.5.4	for a claim for infringement of any patent, copyright, trade name, trade mark, service mark, or other intellectual property interest;

25.5.5	under Section 258 of the Act or any order of FCC or the Commission implementing Section 258; or

25.5.6	under the financial incentive or remedy provisions of any service quality plan required by the FCC or the Commission.

25.6	In the event that the liability of a Party, a Party’s Affiliate, or a director, officer or employee of a Party or a Party’s Affiliate, is limited and/or excluded under both this Section 25 and a provision of an applicable Tariff, the liability of the Party or other person shall be limited to the smaller of the amounts for which such Party or other person would be liable under this Section or the Tariff provision.

25.7	Each Party shall, in its tariffs and other contracts with its Customers, provide that in no case shall the other Party, the other Party’s Affiliates, or the directors, officers or employees of the other Party or the other Party’s Affiliates, be liable to such Customers or other third-persons for any special, indirect, incidental, consequential, reliance, exemplary, punitive or other damages, arising out of a Service Failure.

26.	Network Management

26.1	Cooperation. The Parties will work cooperatively in a commercially reasonable manner to install and maintain a reliable network. D&E and Verizon will exchange appropriate information (e.g., network information, maintenance contact numbers, escalation procedures, and information required to comply with requirements of law enforcement and national security agencies) to achieve this desired reliability. In addition, the Parties will work cooperatively in a commercially reasonable manner to apply sound network management principles to alleviate or to prevent traffic congestion and to minimize fraud associated with third number billed calls, calling card calls, and other services related to this Agreement.

26.2	Responsibility for Following Standards. Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the service, network or facilities of the other Party or any third parties connected with or involved directly in the network or facilities of the other.

26.3	Interference or Impairment. If a Party (“Impaired Party”) reasonably determines that the services, network, facilities, or methods of operation, of the other Party (“Interfering Party”) will or are likely to interfere with or impair the Impaired Party’s provision of services or the operation of the Impaired Party’s network or facilities, the Impaired Party may interrupt or suspend any Service provided to the Interfering Party to the extent necessary to prevent such interference or impairment, subject to the following:

26.3.1	Except in emergency situations (e.g., situations involving a risk of bodily injury to persons or damage to tangible property, or an interruption in Customer service) or as otherwise provided in this Agreement, the Impaired Party shall have given the Interfering Party at least ten (10) days’ prior written notice of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and,

26.3.2	Upon correction of the interference or impairment, the Impaired Party will promptly restore the interrupted or suspended Service. The Impaired Party shall not be obligated to provide an out-of-service credit allowance or other compensation to the Interfering Party in connection with the suspended Service.

26.4	Outage Repair Standard. In the event of an outage or trouble in any Service being provided by a Party hereunder, the Providing Party will follow Verizon’s standard procedures for isolating and clearing the outage or trouble.

27.	Non-Exclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

28.	Notice of Network Changes

If a Party makes a change in the information necessary for the transmission and routing of services using that Party’s facilities or network, or any other change in its facilities or network that will materially affect the interoperability of its facilities or network with the other Party’s facilities or network, the Party making the change shall publish notice of the change at least ninety (90) days in advance of such change, and shall use reasonable efforts, as commercially practicable, to publish such notice at least one hundred eighty (180) days in advance of the change; provided, however, that if an earlier publication of notice of a change is required by Applicable Law (including, but not limited to, 47 CFR 51.325 through 51. 335) notice shall be given at the time required by Applicable Law.

29.	Notices

29.1	Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement:

29.1.1	shall be in writing;

29.1.2	shall be delivered (a) personally, (b) by express delivery service with next business day delivery, (c) by First Class, certified or registered U.S. mail, postage prepaid, (d) by facsimile telecopy, with a copy delivered in accordance with (a), (b) or (c), preceding, or, (e) by electronic mail, with a copy delivered in accordance with (a), (b) or (c), preceding; and

29.1.3	shall be delivered to the following addresses of the Parties:

To D&E:

Attention: Janet Tuzinski, Director Regulatory and Carrier Relations

124 East Main Street

P.O. Box 458

Ephrata, Pennsylvania 17522-0458

Telephone Number: (717) 738-8511

Facsimile Number: (717) 733-2364

Internet Address: jtuzinski@decommunications.com

with a copy to: G. William Ruhl, President and CEO

124 East Main Street

P.O. Box 458

Ephrata, Pennsylvania 17522-0458

Telephone Number: (717)738-8430

Facsimile Number: (717) 733-7461

Internet Address: gwruhl@decommunications.com

To Verizon:

Director-Contract Performance & Administration

Verizon Wholesale Markets

600 Hidden Ridge

HQEWMNOTICES

Irving. TX 75038

Telephone Number: 972-718-5988

Facsimile Number: 972-719-1519

Internet Address: wmnotices@verizon.com

with a copy to:

Vice President and Associate General Counsel

Verizon Wholesale Markets

1320 N. Court House Road

8th Floor

Arlington, VA 22201

Facsimile: 703/974-0744

or to such other address as either Party shall designate by proper notice.

Notices will be deemed given as of the earlier of (a) where there is personal delivery of the notice, the date of actual receipt, (b) where the notice is sent via express delivery service for next business day delivery, the next business day after the notice is sent, (c) where the notice is sent by First Class U.S. Mail, three (3) business days after mailing, (d) where notice is sent via certified or registered U.S. mail, the date of receipt shown on the Postal Service receipt, (e) where the notice is sent via facsimile telecopy, on the date set forth on the telecopy confirmation if sent before 5 PM in the time zone where it is received, or the next business day after the date set forth on the telecopy confirmation if sent after 5 PM in the time zone where it is received, and (f) where the notice is sent via electronic mail, on the date of transmission, if sent before 5 PM in the time zone where it is received, or the next business day after the date of transmission, if sent after 5 PM in the time zone where it is received.

30.	Ordering and Maintenance

D&E shall use Verizon’s electronic Operations Support System access platforms to submit Orders and requests for maintenance and repair of Services, and to engage in other pre-ordering, ordering, provisioning, maintenance and repair transactions. If Verizon has not yet deployed an electronic capability for D&E to perform a pre-ordering, ordering, provisioning, maintenance or repair, transaction offered by Verizon, D&E shall use such other processes as Verizon has made available for performing such transaction (including, but not limited, to submission of Orders by telephonic facsimile transmission and placing trouble reports by voice telephone transmission).

31.	Performance Standards

31.1	Verizon shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law, including, but not limited to, Section 251 (c) of the Act and 47 CFR §§ 51.305(a)(3), 51.311(a) and (b) and 51.603(b).

31.2	To the extent required by Appendix D, Section V, “Carrier-to-Carrier Performance Plan (Including Performance Measurements),” and Appendix D, Attachment A, ‘Carrier-to-Carrier Performance Assurance Plan,” of the Merger Order, Verizon shall provide performance measurement results to D&E.

31.3	D&E shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law.

32.	Point of Contact for D&E Customers

32.1	D&E shall establish telephone numbers and mailing addresses at which D&E Customers may communicate with D&E and shall advise D&E Customers of these telephone numbers and mailing addresses.

32.2	Except as otherwise agreed to by Verizon, Verizon shall have no obligation, and may decline, to accept a communication from a D&E customer, including, but not limited to, a D&E Customer request for repair or maintenance of a Verizon Service provided to D&E.

33.	Predecessor Agreements

33.1	Except as stated in Section 33.2 or as otherwise agreed in writing by the Parties:

33.1.1	any prior interconnection or resale agreement between the Parties for the Commonwealth of Pennsylvania pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date is hereby terminated; and

33.1.2	any Services that were purchased by one Party from the other Party under a prior interconnection or resale agreement between the Parties for the Commonwealth of Pennsylvania pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date, shall as of the Effective Date be subject to and purchased under this Agreement.

33.2	Except as otherwise agreed in writing by the Parties, if a Service purchased by a Party under a prior interconnection or resale agreement between the Parties pursuant to Section 252 of the Act was subject to a contractual commitment that it would be purchased for a period of longer than one month, and such period had not yet expired as of the Effective Date and the Service had not been terminated prior to the Effective Date, to the extent not inconsistent with this Agreement, such commitment shall remain in effect and the Service will be purchased under this Agreement; provided, that if this Agreement would materially alter the terms of the commitment, either Party make elect to cancel the commitment.

33.3	If either Party elects to cancel the commitment pursuant to the proviso in Section 33.2. the Purchasing Party shall not be liable for any termination charge that would otherwise have applied. However, if the commitment was cancelled by the Purchasing Party, the Providing Party shall be entitled to payment from the Purchasing Party of the difference between the price of the Service that was actually paid by the Purchasing Party under the commitment and the price of the Service that would have applied if the commitment had been to purchase the Service only until the time that the commitment was cancelled.

34.	Publicity and Use of Trademarks or Service Marks

34.1	A Party, its Affiliates, and their respective contractors and Agents, shall not use the other Party’s trademarks, service marks, logos or other proprietary trade dress, in connection with the sale of products or services, or in any advertising, press releases, publicity matters or other promotional materials, unless the other

Party has given its written consent for such use, which consent the other Party may grant or withhold in its sole discretion.

34.2	Neither Party may imply any direct or indirect affiliation with or sponsorship or endorsement of it or its services or products by the other Party.

34.3	Any violation of this Section 34 shall be considered a material breach of this Agreement.

35.	References

35.1	All references to Sections, Appendices and Exhibits shall be deemed to be references to Sections, Appendices and Exhibits of this Agreement unless the context shall otherwise require.

35.2	Unless the context shall otherwise require, any reference to a Tariff, agreement, technical or other document (including Verizon or third party guides, practices or handbooks), or provision of Applicable Law, is to such Tariff, agreement, document, or provision of Applicable Law, as amended and supplemented from time to time (and, in the case of a Tariff or provision of Applicable Law, to any successor Tariff or provision).

36.	Relationship of the Parties

36.1	The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein shall be construed as creating any other relationship between the Parties.

36.2	Nothing contained in this Agreement shall make either Party the employee of the other, create a partnership, joint venture, or other similar relationship between the Parties, or grant to either Party a franchise, distributorship or similar interest.

36.3	Except for provisions herein expressly authorizing a Party to act for another Party, nothing in this Agreement shall constitute a Party as a legal representative or Agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied. against. in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party in writing, which permission may be granted or withheld by the other Party in its sole discretion.

36.4	Each Party shall have sole authority and responsibility to hire, fire, compensate, supervise, and otherwise control its employees, Agents and contractors. Each Party shall be solely responsible for payment of any Social Security or other taxes that it is required by Applicable Law to pay in conjunction with its employees, Agents and contractors, and for withholding and remitting to the applicable taxing authorities any taxes that it is required by Applicable Law to collect from its employees.

36.5	Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party’s business.

36.6	The relationship of the Parties under this Agreement is a non-exclusive relationship.

37.	Reservation of Rights

37.1	Notwithstanding anything to the contrary in this Agreement, neither Party waives, and each Party hereby expressly reserves, its rights: (a) to appeal or otherwise seek the reversal of and changes in any arbitration decision associated with this Agreement; (b) to challenge the lawfulness of this Agreement and any provision of this Agreement; (c) to seek changes in this Agreement (including, but not limited to, changes in rates, charges and the Services that must be offered) through changes in Applicable Law; and, (d) to challenge the lawfulness and propriety of, and to seek to change, any Applicable Law, including, but not limited to any rule, regulation, order or decision of the Commission, the FCC, or a court of applicable jurisdiction. Nothing in this Agreement shall be deemed to limit or prejudice any position a Party has taken or may take before the Commission, the FCC, any other state or federal regulatory or legislative bodies, courts of applicable jurisdiction, or industry fora. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement.

37.2	D&E acknowledges D&E has been advised by Verizon that it is Verizon’s position that:

37.2.1	This Agreement contains certain provisions which are intended to reflect Applicable Law and Commission and/or FCC arbitration decisions; and

37.2.2	For the purposes of Appendix D, Sections 31 and 32, of the Merger Order. such provisions shall not be deemed to have been voluntarily negotiated or agreed to by Verizon and shall not be available to carriers pursuant to Appendix D, Sections 31 and 32 of the Merger Order.

38.	Subcontractors

A Party may use a contractor of the Party (including, but not limited to, an Affiliate of the Party) to perform the Party’s obligations under this Agreement; provided, that a Party’s use of a contractor shall not release the Party from any duty or liability to fulfill the Party’s obligations under this Agreement.

39.	Successors and Assigns

This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.

40.	Survival

The rights, liabilities and obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, the rights, liabilities and obligations of a Party under any provision of this Agreement regarding confidential information (including but not limited to, Section 10), indemnification or defense (including, but not limited to, Section 20), or limitation or exclusion of liability (including, but not limited to, Section 25), and the rights. liabilities and obligations of a Party under any provision of this Agreement which by its terms or nature is intended to continue beyond or to be performed after the expiration, cancellation or termination of this Agreement, shall survive the expiration, cancellation or termination of this Agreement.

41.	Taxes

41.1	In General. With respect to any purchase hereunder of Services, if any federal, state or local tax, fee, surcharge or other tax-like charge (a “Tax”) is required or permitted by Applicable Law or a Tariff to be collected from the purchasing Party by the providing Party, then (a) the providing Party shall properly bill the purchasing Party for such Tax, (b) the purchasing Party shall timely remit such Tax to the providing Party and (c) the providing Party shall timely remit such collected Tax to the applicable taxing authority.

41.2	Taxes Imposed on the Providing Party. With respect to any purchase hereunder of Services, if any federal, state or local Tax is imposed by Applicable Law on the receipts of the providing Party, and such Applicable Law permits the providing Party to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company (“Telecommunications Company”), such exclusion being based solely on the fact that the purchasing Party is also subject to a tax based upon receipts (“Receipts Tax”), then the purchasing Party (a) shall provide the providing Party with notice in writing in accordance with Section 41.6 of this Agreement of its intent to pay the Receipts Tax and (b) shall timely pay the Receipts Tax to the applicable tax authority.

41.3	Taxes Imposed on Customers. With respect to any purchase hereunder of Services that are resold to a third party, if any federal, state or local Tax is imposed by Applicable Law on the subscriber, end-user, Customer or ultimate consumer (“Subscriber”) in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then the purchasing Party (a) shall be required to impose and/or collect such Tax from the Subscriber and (b) shall timely remit such Tax to the applicable taxing authority.

41.4	Liability for Uncollected Tax, Interest and Penalty. If the providing Party has not received an exemption certificate and fails to collect any Tax as required by Section 41.1, then, as between the providing Party and the purchasing Party, (a) the purchasing Party shall remain liable for such uncollected Tax and (b) the providing Party shall be liable for any interest assessed thereon and any penalty assessed with respect to such uncollected Tax by such authority. If the providing Party properly bills the purchasing Party for any Tax but the purchasing Party fails to remit such Tax to the providing Party as required by Section 41.1, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the providing Party does not collect any Tax as required by Section 41.1 because the purchasing Party has provided such providing Party with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the purchasing Party fails to pay the Receipts Tax as required by Section 41.2, then, as between the providing Party and the purchasing Party, (x) the providing Party shall be liable for any Tax imposed on its receipts and (y) the purchasing Party shall be liable for any interest assessed thereon and any penalty assessed upon the providing Party with respect to such Tax by such authority. If the purchasing Party fails to impose and/or collect any Tax from Subscribers as required by Section 41.3, then, as between the providing Party and the purchasing Party, the purchasing Party shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. With respect to any Tax that the purchasing Party has agreed to pay, or is required to impose on and/or collect from Subscribers, the purchasing Party agrees to indemnify and hold the providing Party harmless on an after-tax basis for any costs incurred by the providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the providing Party due to the failure of the purchasing Party to timely pay, or collect and timely remit, such Tax to such authority. In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.

41.5	Tax exemptions and Exemption Certificates. If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if the purchasing Party complies with such procedure, the providing Party shall not collect such Tax during the effective period of such exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 41.6. If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then the providing Party shall not collect such Tax if the purchasing Party (a) furnishes the providing Party with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (b) supplies the providing Party with an indemnification agreement, reasonably acceptable to the providing Party (e.g., an agreement commonly used in the industry), which holds the providing Party harmless on an after-tax Verizon with respect to its forbearing to collect such Tax.

41.6	All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 41, shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier service providing proof of service, and sent to the addressees set forth in Section 29 as well as to the following:

To Verizon:

Tax Administration

Verizon Communications

1095 Avenue of the Americas

Room 3109

New York, NY 10036

To D&E:

Linda L. Hall, Controller

124 East Main Street

P.O. Box 458

Ephrata, PA 17522

Either Party may from time to time designate another address or other addressees by giving notice in accordance with the terms of this Section. Any notice or other communication shall be deemed to be given when received.

42.	Technology Upgrades

Subject to the notice requirements of Section 28 and notwithstanding any other provision of this Agreement, Verizon shall have the right to deploy, upgrade, migrate and maintain its network at its discretion. The Parties acknowledge that Verizon, at its election, may deploy fiber throughout its network and that such fiber deployment may inhibit or facilitate D&E’s ability to provide service using certain technologies. Nothing in this Agreement shall limit Verizon’s ability to modify its network through the incorporation of new equipment or software or otherwise. D&E shall be solely responsible for the cost and activities associated with accommodating such changes in its own network.

43.	Territory

43.1	This Agreement applies to the territory in which Verizon operates as an Incumbent Local Exchange Carrier in the Commonwealth of Pennsylvania.

43.2	Notwithstanding any other provision of this Agreement, Verizon may terminate this Agreement as to a specific operating territory or portion thereof if Verizon sells or otherwise transfers its operations in such territory or portion thereof to a third-person. Verizon shall provide D&E with at least 90 calendar days prior written notice of such termination, which shall be effective upon the date specified in the notice. Verizon shall be obligated to provide Services under this Agreement only within this territory.

44.	Third Party Beneficiaries

Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein shall create or be construed to provide any third-persons (including, but not limited to, Customers or contractors of a Party) with any rights (including, but not limited to, any third-party beneficiary rights) hereunder. Except as expressly set forth in this Agreement, a Party shall have no liability under this Agreement to the Customers of the other Party or to any other third person.

45.	251 and 271 Requirements

45.1	The Parties agree that the performance of the terms of this Agreement will satisfy Verizon’s obligations under Section 251 of the Act, and the requirements of the Checklist under Section 271 of the Act.

45.2	The Parties understand and agree that this Agreement will be filed with the Commission and may thereafter be filed with the FCC as an integral part of an application by Verizon or an Affiliate of Verizon pursuant to Section 271(d) of the Act. In the event that anyone or more of the provisions contained herein in Verizon’s reasonable determination is likely to adversely affect the application pursuant to Section 271(d) of the Act, the Parties agree to make the revisions necessary to eliminate such adverse effect on the application.

46.	252(i) Obligations

46.1	To the extent required by Applicable Law, each Party shall comply with Section 252(i) of the Act and Appendix D, Sections 30 through 32, of the Merger Order (“Merger Order MFN Provisions”).

46.2	If D&E wishes to exercise any rights it may have under Section 252(i), D&E shall provide written notice thereof to Verizon. Upon Verizon’s receipt of said notice,

in accordance with Section 252(i), the Parties shall amend this Agreement in writing to appropriately reflect the Interconnection, services, and Network Elements, that D&E has elected to adopt pursuant to Section 252(i).

46.3	If D&E wishes to exercise any rights it may have under the Merger Order MFN Provisions, D&E shall provide written notice thereof to Verizon. Upon Verizon’s receipt of said notice, in accordance with the Merger Order MFN Provisions, the Parties shall amend this Agreement in writing to appropriately reflect the interconnection arrangements or unbundled Network Elements, that D&E has elected to adopt pursuant to the Merger Order MFN Provisions.

46.4	To the extent that the exercise by D&E of any rights it may have under Section 252(i) or the Merger Order MFN Provisions results in the rearrangement of Services by Verizon, D&E shall be solely liable for all costs associated therewith, as well as for any termination charges associated with the termination of existing Verizon Services.

47.	Use of Service

Each Party shall make commercially reasonable efforts to ensure that its Customers comply with the provisions of this Agreement (including, but not limited to the provisions of applicable Tariffs) applicable to the use of Services purchased by it under this Agreement.

48.	Waiver

A failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option which Is provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

49.	Warranties

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED, OR TO BE PROVIDED, UNDER THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING OR PERFORMANCE, OR OTHERWISE.

50.	Withdrawal of Services

50.1	Notwithstanding anything contained in this Agreement, except as otherwise required by Applicable Law, Verizon may terminate its offering and/or provision of any Service under this Agreement upon thirty (30) days prior written notice to D&E.

50.2	Notwithstanding anything contained in this Agreement, except as otherwise required by Applicable Law, Verizon may with thirty (30) days prior written notice to D&E terminate any provision of this Agreement that provides for the payment by Verizon to D&E of compensation related to traffic, including, but not limited to, Reciprocal Compensation and other types of compensation for termination of traffic delivered by Verizon to D&E. Following such termination, except as otherwise agreed in writing by the Parties, Verizon shall be obligated to provide compensation to D&E related to traffic only to the extent required by Applicable Law. If Verizon exercises its right of termination under this Section, the Parties shall negotiate in good faith appropriate substitute provisions for compensation related to traffic; provided, however, that except as otherwise voluntarily agreed by Verizon in writing in its sole discretion, Verizon shall be obligated to provide compensation to D&E related to traffic only to the extent required by Applicable Law. If within thirty (30) days after Verizon’s notice of termination the Parties are unable to agree in writing upon mutually acceptable substitute provisions for compensation related to traffic, either Party may submit their disagreement to dispute resolution in accordance with Section 14 of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

D&E SYSTEMS, INC.		VERIZON PENNSYLVANIA INC.

By:		By:
	G. William Ruhl		Jeffrey A. Masoner
	President and Chief Executive Officer		Vice President - Interconnection Services Policy and Planning

GLOSSARY

1.	General Rule

1.1	The provisions of Sections 1.1 through 1.4 apply with regard to the Principal Document. Terms used in a Tariff shall have the meanings stated in the Tariff.

1.2	Unless the context clearly indicates otherwise, when used in the Principal Document the terms listed in this Glossary shall have the meanings stated in this Glossary. A defined term intended to convey the meaning stated in this Glossary is capitalized when used. Other terms that are capitalized, and not defined in this Glossary or elsewhere in the Principal Document, shall have the meaning stated in the Act. Additional definitions that are specific to the matters covered in a particular provision of the Principal Document may appear in that provision. To the extent that there may be any conflict between a definition set forth on this Glossary and any definition in a specific provision, the definition set forth in the specific provision shall control with respect to that provision.

1.3	Unless the context clearly indicates otherwise, any term defined in this Glossary which is defined or used in the singular shall include the plural, and any term defined in this Glossary which is defined or used in the plural shall include the singular.

1.4	The words “shall” and “will” are used interchangeably throughout the Principal Document and the use of either indicates a mandatory requirement. The use of one or the other shall not confer a different degree of right or obligation for either Party.

2.	Definitions

2.1	Act.

The Communications Act of 1934 (47 U.S.C. §151 et. seq.), as from time to time amended (including, without limitation by the Telecommunications Act of 1996, Public Law 104-104 of the 104th United States Congress effective February 8, 1996), and as further interpreted in the duly authorized and effective rules and regulations of the FCC or the Commission.

2.2	ADSL (Asymmetrical Digital Subscriber Line).

A transmission technology on twisted pair copper Loop plant, which transmits an asymmetrical digital signal of up to 6 Mbps to the Customer and up to 640 kbps from the Customer, as specified in ANSI standards T1.413-1998 and Bell Atlantic Technical Reference TR-72575.

2.3	Affiliate.

Shall have the meaning set forth in the Act.

2.4	Agent.

An agent or servant.

2.5	Agreement.

This Agreement, as defined in Section 1 of the General Terms and Conditions.

2.6	Automated Message Accounting (AMA).

The structure inherent in switch technology that initially records telecommunication message information. AMA format is contained in the Automated Message Accounting document, published by Telcordia Technologies as GR-1100-CORE that defines the industry standard for message recording.

2.7	Ancillary Traffic.

All traffic that is destined for ancillary services, or that may have special billing requirements, including but not limited to the following: Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LlDB, and information services requiring special billing.

2.8	Automatic Number Identification (ANI)

The signaling parameter which refers to the number transmitted through the network identifying the billing number of the calling Party.

2.9	Answer Supervision.

An off-hook supervisory signal.

2.10	Applicable Law.

All effective laws, government regulations and orders, applicable to each Party’s performance of its obligations under this agreement.

2.11	ASR (Access Service Request).

An industry standard form, which contains data elements and usage rules used by the Parties to add, establish, change or disconnect services or trunks for the purposes of interconnection.

2.12	Automatic Number Identification (ANI).

The signaling parameter which refers to the number transmitted through the network identifying the billing number of the calling Party.

2.13	Basic Local Exchange Service.

Voice grade access to the network that provides: the ability to place and receive calls; touch-tone service, access to operator services; access to directory assistance; access to emergency services (E911); access to telephone relay service (TRS); access to Interexchange Carriers of the Customer’s choice; standard white pages directory listing; and toll blocking for low-income consumers participating in Lifeline (subject to technical feasibility).

2.14	Bona Fide Request (BFR).

The process described in the UNE Attachment that prescribes the terms and conditions relating to a Party’s request that the other Party provides a UNE that it is not otherwise required to provide under the terms of this Agreement.

2.15	Business Day.

Monday through Friday, except for holidays on which the U.S. mail is not delivered.

2.16	Calendar Quarter.

January through March, April through June, July through September, or October through December.

2.17	Calendar Year.

January through December.

2.18	CCS (Common Channel Signaling)

A method of transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network facilities that carry the actual voice or data content of the call.

2.19	Central Office.

A local switching system for connecting lines to lines, lines to trunks, or trunks to trunks for the purpose of originating/terminating calls over the public switched telephone network. A single Central Office may handle several Central Office codes (“NXX”). Sometimes this term is used to refer to a telephone company building in which switching systems and telephone equipment are installed.

2.20	Central Office Switch.

A switch used to provide Telecommunications Services including but not limited to an End Office Switch or a Tandem Switch. A Central Office Switch may also be employed as combination End Office/Tandem Office Switch.

2.21	Claims.

Any and all claims, demands, suits, actions, settlements, judgments, fines, penalties, liabilities, injuries, damages, losses, costs (including, but not limited to, court costs), and expenses (including, but not limited to, reasonable attorney’s fees).

2.22	CLEC (Competitive Local Exchange Carrier).

Any corporation or other person legally able to provide Local Exchange Service in competition with an ILEC.

2.23	CLLI Codes.

Common Language Location Identifier Codes.

2.24	Centralized Message Distribution System (CMDS).

The billing record and clearing house transport system that ILECs use to efficiently exchange out collects and in collects as well as Carrier Access Billing System (CABS) records.

2.25	Commission.

Pennsylvania Public Utilities Commission

2.26	Conversation Time.

The time that both Parties’ equipment is used for a completed call measured from the receipt of Answer Supervision to the receipt of Disconnect Supervision.

2.27	Calling Party Number (CPN).

A CCS parameter that identifies the calling party’s telephone number.

2.28	CPNI (Customer Proprietary Network Information).

Shall have the meaning set forth in Section 222 of the Act, 47 U.S.C. § 222.

2.29	Cross Connection.

A jumper cable or similar connection, provided in connection with a Collocation arrangement at the digital signal cross connect, Main Distribution Frame or other suitable frame or panel between (i) the Collocating Party’s equipment and (ii) the equipment or facilities of the Housing Party.

2.30	Customer.

A third party residence or business end-user subscriber to Telephone Exchange Services provided by either of the Parties.

2.31	Digital Signal Level.

One of several transmission rates in the time-division multiplex hierarchy.

2.32	Digital Signal Level 0 (DS0).

The 64kbps zero-level signal in the time-division multiplex hierarchy.

2.33	Digital Signal Level 1 (DS1).

The 1.544 Mbps first-level signal in the time-division multiplex hierarchy.

2.34	Digital Signal Level 3 (OS3).

The 44.736 Mbps third-level signal in the time-division multiplex hierarchy.

2.35	Effective Date.

Shall have the meaning set forth in the Preface of this Agreement.

2.36	EMI (Exchange Message Interface).

Standard used for the interexchange of telecommunications message information between exchange carriers and interexchange carriers for billable, non-billable, sample, settlement and study data. Data is provided between companies via a unique record layout that contains Customer billing information, account summary and tracking analysis. EMI format is contained in document SR-320 published by the Alliance for Telcom Industry Solutions.

2.37	End Office Switch or End Office.

A switching entity that is used to terminate Customer station Loops for the purpose of interconnection to each other and to trunks.

2.38	Entrance Facility.

The facility between a Party’s designated premises and the Central Office serving that designated premises.

2.39	Exchange Access.

Shall have the meaning set forth in the Act.

2.40	Extended Local Calling Scope Arrangement.

An arrangement that provides a Customer a local calling scope (Extended Area Service, “EAS”), outside of the Customer’s basic exchange serving area. Extended Local Calling Scope Arrangements may be either optional or non- optional. “Optional Extended Local Calling Scope Arrangement Traffic” is traffic that under an optional Extended Local Calling Scope Arrangement chosen by the Customer terminates outside of the Customer’s basic exchange serving area.

2.41	FCC.

The Federal Communications Commission.

2.42	FCC Internet Order.

Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, adopted April 18, 2001.

2.43	FCC Regulations.

The regulations duly and lawfully promulgated by the FCC, as amended from time to time.

2.44	HDSL (High-Bit Rate Digital Subscriber Line).

A transmission technology that transmits up to a DS1 level signal, using anyone of the following line codes: 2 Binary/1 Quartenary (2B1Q), Carrierless AM/PM, Discrete Multitone (DMT) or 3 Binary/1 Octal (3BO).

2.45	IDLC (integrated Digital Loop Carrier).

A subscriber Loop carrier system which integrates within the switch at a DS1 level that is twenty-four (24) Loop transmission paths combined into a 1.544 Mbps digital signal.

2.46	ILEC (Incumbent Local Exchange Carrier).

Shall have the meaning stated in the Act.

2.47	Inside Wire or Inside Wiring.

All wire, cable, terminals, hardware, and other equipment or materials on the customer’s side of the Rate Demarcation Point.

2.48	Internet Traffic.

Any traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

2.49	InterLATA Service.

Shall have the meaning set forth in the Act.

2.50	IntraLATA.

Telecommunications services that originate and terminate at a point within the same LATA.

2.51	IP (Interconnection Point).

For Reciprocal Compensation Traffic, the point at which a Party who receives Reciprocal Compensation Traffic from the other Party assesses Reciprocal Compensation charges for the further transport and termination of that Reciprocal Compensation Traffic.

2.52	ISDN (Integrated Services Digital Network).

A switched network service providing end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (BRI- ISDN) provides for digital transmission of two (2) 64 kbps bearer channels and one (1) 16 kbps data and signaling channel (2B+D). Primary Rate Interface- ISDN (PRI-ISDN) provides for digital transmission of twenty-three (23) 64 kbps bearer channels and one (1) 64 kbps data and signaling channel (23B+D).

2.53	ISDN User Part (lSUP).

A part of the SS7 protocol that defines call setup messages and call takedown messages.

2.54	IXC (lnterexchange Carrier).

A Telecommunications Carrier that provides, directly or indirectly, InterLATA or intraLATA Telephone Toll Services.

2.55	LATA (Local Access and Transport Area).

Shall have the meaning set forth in the Act.

2.56	LEC (Local Exchange Carrier).

Shall have the meaning set forth in the Act.

2.57	LERG (Local Exchange Routing Guide).

The Telcordia Technologies reference customarily used to identify NPANXX routing and homing information, as well as network element and equipment designation.

2.58	LIDB (Line Information Data Base).

One or all, as the context may require, of the Line Information databases owned individually by Verizon and other entities which provide, among other things, calling card validation functionality for telephone line number cards issued by Verizon and other entities. A LIDB also contains validation data for collect and third number-billed calls; i.e., Billed Number Screening.

2.59	Line Side.

An End Office Switch connection that provides transmission, switching and optional features suitable for Customers connection to the public switched network, including loop start supervision, ground start supervision and signaling for BRI-ISDN service.

2.60	Loop.

A transmission path that extends from a Main distribution Frame, DSX-panel, or functionally comparable piece of equipment in a Customer’s serving End Office to the Rate Demarcation Point (or NID if installed at the Rate Demarcation Point) in or at the customer’s premises. The actual transmission facilities used to provide a Loop may utilize any of several technologies.

2.61	LSR (Local Service Request).

The industry standard form, which contains data elements and usage rules, used by the Parties to establish, add, change or disconnect resold services and Unbundled Network Elements for the purposes of competitive local services.

2.62	MDF (Main Distribution Frame).

The primary point at which outside plant facilities terminate within a Wire Center, for interconnection to other telecommunications facilities within the Wire Center. The distribution frame used to interconnect cable pairs and line trunk equipment terminating on a switching system.

2.63	Measured Internet Traffic.

Dial-up, switched Internet Traffic originated by a Customer of one Party on that Party’s network at a point in a Verizon local calling area, and delivered to a Customer or an Internet Service Provider served by the other Party, on that other Party’s network at a point in the same Verizon local calling area. Verizon local calling areas shall be as defined in Verizon customer tariffs in Pennsylvania as amended from time to time. For the purposes of this definition, a Verizon local calling area includes a Verizon non-optional Extended Local Calling Scope Arrangement, but does not include a Verizon optional Extended Local Calling Scope Arrangement. Calls originated on a 1 + presubscription basis, or on a casual dialed (10XXX/101XXXX) basis, are not considered Measured Internet Traffic.

2.64	Merger Order

The FCC’s ORDER “In re Application of GTE Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer of Control of Domestic and International Section 214 and 310 Authorizations and Application to Transfer of a Submarine Cable Landing License”, Memorandum Opinion and Order, FCC CC Docket No. 98-184, FCC 00-221 (June 16, 2000), as modified from time to time.

2.65	MECAB (Multiple Exchange Carrier Access Billing).

Document prepared by the Billing Committee of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECAB document, published by Telcordia Technologies as Special Report SR- BDS-000983, contains the recommended guidelines for the billing of an Exchange Access Service provided by two or more LECs, or by one LEC in two or more states within a single LATA.

2.66	MECOD (Multiple Exchange Carriers Ordering and Design Guidelines for Access Services - Industry Support Interface).

A document developed by the Ordering/Provisioning Committee under the auspices of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECOD document, published by [BellCore] Telcordia Technologies as Special Report SR-STS- 002643, establishes methods for processing orders for Exchange Access Service that is to be provided by two or more LECs.

2.67	NANP (North American Numbering Plan).

The system of telephone numbering employed in the United States, Canada, Bermuda, Puerto Rico and certain Caribbean islands. The NANP format is a 10- digit number that consist of a 3-digit NPA Code (commonly referred to as area code), followed by a 3-digit NXX code and 4 digit line number.

2.68	Network Element.

Shall have the meaning stated in the Act.

2.69	NID (Network Interface Device).

The Verizon provided interface terminating Verizon’s Telecommunications network on the property where the Customer’s service is located at a point determined by Verizon. The NID contains a FCC Part 68 registered jack from which inside wire may be connected to Verizon’s network.

2.70	NPA (Numbering Plan Area).

Also sometimes referred to as an area code, is the first three-digit indicator of each 10-digit telephone number within the NANP. Each NPA contains 800 possible NXX Codes. There are two general categories of NPA, “Geographic NPAs” and “Non-Geographic NPAs”. A Geographic NPA is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A Non- Geographic NPA, also known as a “Service Access Code” or “SAC Code” is typically associated with a specialized Telecommunications Service that may be provided across multiple geographic NPA areas. 500, 700, 800, 888 and 900 are examples of Non-Geographic NPAs.

2.71	NXX, NXX Code, Central Office Code or CO Code.

The three-digit switch entity indicator (i.e. the first three digits of a seven-digit telephone number).Each NXX Code contains 10,000 station numbers.

2.72	Order.

An order or application to provide, change or terminate a Service (including, but not limited to, a commitment to purchase a stated number or minimum number of lines or other Services for a stated period or minimum period of time).

2.73	POI (Point of Interconnection).

The physical location where the originating Party’s facilities physically interconnect with the terminating Party’s facilities for the purpose of exchanging traffic.

2.74	Port.

A line card (or equivalent) and associated peripheral equipment on an End Office Switch that interconnects individual Loops or individual Customer trunks with the switching components of an End Office Switch and the associated switching functionality in that End Office Switch. Each Port is typically associated with one (or more) telephone number(s) that serves as the Customer’s network address. The Port is part of the provision of unbundled local Switching Element.

2.75	Principal Document.

This document, including, but not limited to, the Title Page, the Table of Contents, the Preface, the General Terms and Conditions, the signature page, this Glossary, the Attachments, and the Appendices to the Attachments

2.76	Providing Party.

A Party offering or providing a Service to the other Party under this Agreement.

2.77	Purchasing Party.

A Party requesting or receiving a Service from the other Party under this Agreement.

2.78	Rate Center Area or Exchange Area.

The geographic area that has been identified by a given LEC as being associated with a particular NPA-NXX code assigned to the LEC for its provision of Telephone Exchange Services. The Rate Center Area is the exclusive geographic area that the LEC has identified as the area within which it will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center Area.

2.79	Rate Center Point.

A specific geographic point, defined by a V&H coordinate, located within the Rate Center Area and used to measure distance for the purpose of billing customers for distance-sensitive Telephone Exchange Services and Toll Traffic.

2.80	Rate Demarcation Point.

The physical point in a Verizon provided network facility at which Verizon’s responsibility for maintaining that network facility ends and the Customer’s responsibility for maintaining the remainder of the facility begins, as set forth in Verizon’s applicable Tariffs, if any, or as otherwise prescribed under Applicable Law.

2.81	Reciprocal Compensation.

The arrangement for recovering, in accordance with Section 251 (b)(5) of the Act, the FCC Internet Order, and other applicable FCC orders and FCC Regulations, costs incurred for the transport and termination of Reciprocal Compensation Traffic originating on one Party’s network and terminating on the other Party’s network (as set forth in Section 7 of the Interconnection Attachment).

2.82	Reciprocal Compensation Traffic.

Telecommunications traffic originated by a Customer of one Party on that Party’s network and terminated to a Customer of the other Party on that other Party’s network, except for Telecommunications traffic that is interstate or intrastate Exchange Access, Information Access, or exchange services for Exchange Access or Information Access. The determination of whether Telecommunications traffic is Exchange Access or Information Access shall be based upon Verizon’s local calling areas. Reciprocal Compensation Traffic does not include: (1) any Internet Traffic; (2) traffic that does not originate and terminate within the same Verizon local calling area as defined by Verizon; (3) Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis; (4) Optional Extended Local Calling Arrangement Traffic; (5) special access, private line, Frame Relay, ATM, or any other traffic that is not switched by the terminating Party; (6) Tandem Transit Traffic; or, (7) Voice Information Service Traffic (as defined in Section 5 of the Additional Services Attachment). For the purposes of this definition, a Verizon local calling area includes a Verizon non-optional Extended Local Calling Scope Arrangement, but does not include a Verizon optional Extended Local Calling Scope Arrangement.

2.83	Retail Prices.

The prices at which a Service is provided by Verizon at retail to subscribers who are not Telecommunications Carriers.

2.84	Routing Point.

A specific geographic point identified by a specific V&H coordinate. The Routing Point is used to route inbound traffic to specified NAP-NXXs and the Rate Center Point is used to calculate mileage measurements for distance-sensitive transport charges of switched access services. Pursuant to Telecordia Practice BR-795-100-100, the RateCenter Point may be an End Office location, or a “LEC Consortium Point Of Interconnection.” The Routing Point must be located within the LATA in which the corresponding NPA-NXX is located. However, the Routing Point associated with each NPA-NXX need not be the same as the corresponding Rate Center Point, nor must it be located within the corresponding Rate Center Area, nor must there be a unique and separate Routing Point corresponding to each unique and separate Rate Center Area.

2.85	SCP (Service Control Point).

The node in the Common Channel Signaling network to which informational requests for service handling, such as routing, are directed and processed. The SCP is a real time database system that, based on a query from a SSP and via a Signaling Transfer Point, performs subscriber or application-specific service logic, and then sends instructions back to the SSP on how to continue call processing.

2.86	Service.

Any Interconnection arrangement, Network Element, Telecommunications Service, Collocation arrangement, or other service, facility or arrangement, offered for sale by a Party under this Agreement.

2.87	(SONET) Synchronous Optical Network.

Synchronous electrical (STS) or optical channel (OC) connections between LECs.

2.88	Signaling Point (SP).

A node in the CCS network that originates and/or receives signaling messages, or transfers signaling messages from one signaling link to another, or both.

2.89	SSP (Service Switching Point).

A Signaling Point that can launch queries to databases and receive/interpret responses used to provide specific Customer services.

2.90	SS7 (Signaling System 7).

The common channel out-of-band signaling protocol developed by the Consultative Committee for International Telephone and Telegraph (CCITT) and the American National Standards Institute (ANSI). Verizon and D&E currently utilize this out-of-band signaling protocol.

2.91	STP (Signal Transfer Point).

A packet switch in the CCS network that is used to route signaling messages among SSPs, SCPs and other STPs in order to set up calls and to query databases for advanced services. Verizon’s network includes mated pairs of local and regional STPs. STPs are provided in pairs for redundancy. Verizon STPs conform to ANSI T1.111-8 standards. It provides SS7 Network Access and performs SS7 message routing and screening.

2.92	Subsidiary.

A corporation or other legal entity that is controlled by a Party.

2.93	Switched Access Detail Usage Data.

A category 1101XX record as defined in the EMI Bellcore Practice BR-010-200-010.

2.94	Switched Access Summary Usage Data.

A category 1150XX record as defined in the EMI Bellcore Practice BR-010-200-010.

2.95	Switched Exchange Access Service.

The offering of transmission and switching services for the purpose of the origination or termination of Toll Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

2.96	Tandem Switches.

A switching entity that has billing and recording capabilities and is used to connect and switch trunk circuits between and among End Office Switches and between and among End Office Switches and carriers’ aggregation points, points of termination, or point of presence, and to provide Switched Exchange Access Services.

2.97	Tariff.

2.97.1	Any applicable Federal or state tariff of a Party, as amended from time-to-time;

2.97.2	Any standard agreement or other document, as amended from time-to-time, that sets forth the generally available terms, conditions and prices under which a Party offers a Service.

The term “Tariff’ does not include any Verizon statement of generally available terms (SGAT) which has been approved or is pending approval by the Commission pursuant to Section 252(f) of the Act.

2.98	Telcordia Technologies.

Formerly known as Bell Communications Research, a wholly owned subsidiary of Science Applications International Corporation (SAIC). The organization conducts research and development projects for its owners, including development of new Telecommunications Services. Telcordia Technologies also provides generic requirements for the telecommunications industry for products, services and technologies.

2.99	Telecommunications Carrier.

Shall have the meaning set forth in the Act.

2.100	Telecommunications Services.

Shall have the meaning set forth in the Act.

2.101	Telephone Exchange Service.

Shall have the meaning set forth in the Act.

2.102	Third Party Claim.

A Claim where there is (a) a claim, demand, suit or action by a person who is not a Party, (b) a settlement with, judgment by, or liability to, a person who is not a Party, or (c) a fine or penalty imposed by a person who is not a Party.

2.103	Toll Traffic.

Traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network and is not Reciprocal Compensation Traffic, Measured Internet Traffic or Ancillary Traffic. Toll Traffic may be either “lntraLATA Toll Traffic” or “lnterLATA Toll Traffic,” depending on whether the originating and terminating points are within the same LATA.

2.104	Toxic or Hazardous Substance.

Toxic or Hazardous Substance means any substance designated or defined as toxic or hazardous under any “Environmental Law” or that pose a risk to human health or safety, or the environment, and products and materials containing such substance. “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and all other Federal, Sate or local laws or governmental regulations or requirements, that are similar to the above-referenced laws or that otherwise govern releases, chemicals, products, materials or wastes that may pose risks to human health or safety, or the environment, or that relate to the protection of wetlands or other natural resources.

2.105	Traffic Factor 1.

For traffic exchanged via Interconnection Trunks, a percentage calculated by dividing the number of minutes of interstate traffic (excluding Measured Internet Traffic) by the total number of minutes of interstate and intrastate traffic. ([Interstate Traffic Total Minutes of Use {excluding Measured Internet Traffic Total Minutes of Use} / {Interstate Traffic Total Minutes of Use + Intrastate Traffic Total Minutes of Use}] x 100). Until the form of a Party’s bills is updated to use the term “Traffic Factor 1,” the term “Traffic Factor 1” may be referred to on the Party’s bills and in billing related communications as “Percent Interstate Usage” or “PIU.”

2.106	Traffic Factor 2.

For traffic exchanged via Interconnection Trunks, a percentage calculated by dividing the combined total number of minutes of Reciprocal Compensation Traffic and Measured Internet Traffic by the total number of minutes of intrastate traffic. ([{Reciprocal Compensation Traffic Total Minutes of Use + Measured Internet Traffic Total Minutes of Use} / Intrastate Traffic Total Minutes of Use] x 100). Until the form of a Party’s bills is updated to use the term “Traffic Factor 2,” the term “Traffic Factor 2” may be referred to on the Party’s bills and in billing related communications as “Percent Local Usage” or “PLU.”

2.107	Trunk Side.

A Central Office Switch connection that is capable of, and has been programmed to treat the circuit as, connecting to another switching entity, for example, to another carrier’s network. Trunk side connections offer those transmission and signaling features appropriate for the connection of switching entities and cannot be used for the direct connection of ordinary telephone station sets.

2.108	Universal Digital Loop Carrier (UDLC).

UDLC arrangements consist of the Central Office Terminal and the Remote Terminal located in the outside plant or customer premises. The Central Office and the Remote Terminal units perform analog to digital conversions to allow the feeding facility to be digital. UDLC is deployed where the types of services to be provisioned by the systems cannot be integrated such as non-switched services and unbundled loops.

2.109	Unbundled Network Element (UNE).

A Network Element that Verizon is obligated to provide to CLECs on an unbundled basis pursuant to Applicable Law.

2.110	V and H Coordinates Method.

A method of computing airline miles between two points by utilizing an established formula that is based on the vertical and horizontal coordinates of the two points.

2.111	Voice Grade.

Either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second. When referring to digital Voice Grade service (a 56-64 kbps channel), the terms “DS0” or “sub-DS1” may also be used.

2.112	Wire Center.

A building or portion thereof which serves as a Routing Point for Switched Exchange Access Service. The Wire Center serves as the premises for one or more Central Offices.